Exhibit 99.1

FOR IMMEDIATE RELEASE

29903 Agoura Road, Agoura Hills, California 91301	Julie MacMedan
Telephone: 818 871-5000 Fax 818 871-7400	THQ/Investor Relations
818/871-5125

 THQ PRICES OFFERING OF $90 MILLION OF 5.00% CONVERTIBLE SENIOR NOTES

AUGORA HILLS, Calif. —  July 30, 2009 — THQ Inc. (NASDAQ: THQI) today announced the pricing of its offering of $90 million principal amount of 5.00% convertible senior notes due 2014.  The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The sale is expected to close August 4, 2009, subject to satisfaction of customary closing conditions.  THQ has also granted to the initial purchaser of the notes the right to purchase up to an additional $10 million principal amount of notes to cover overallotments.

Interest will be payable on the notes semiannually at a rate of 5.00% per year.  The initial conversion rate for the notes is 117.4743 shares of common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $8.51 per share, representing a 25% conversion premium based on the closing price of THQ’s common stock of $6.81 per share on July 29, 2009.  The notes mature on August 15, 2014.

THQ may not redeem the notes on or prior to August 20, 2012.  After August 20, 2012, THQ may redeem for cash all or a part of the notes if the last reported sale price of its common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which THQ provides notice of redemption.  The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

THQ intends to use the net proceeds from the offering of the notes for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to the anticipated use of the proceeds of the offering.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2009, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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